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EXHIBIT 99.1

Independent Auditors' Report

Board of Directors and Stockholders
Sharper Image Corporation
San Francisco, California

We have audited the accompanying balance sheets of Sharper Image Corporation as of January 31, 2003 and 2002, and the related statements of operations, stockholders' equity and cash flows for each of the three fiscal years in the period ended January 31, 2003. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Sharper Image Corporation as of January 31, 2003 and 2002, and the results of its operations and its cash flows for each of the three fiscal years in the period ended January 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in note L, the financial statements as of and for the fiscal years ended January 31, 2002 and 2001 have been restated.

/s/  DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2003

Sharper Image Corporation
Balance sheets

	As of January 31,
(dollars in thousands, except per share amounts)	2003 (fiscal 2002)	2002 (fiscal 2001)

		as restated (see note L)
Assets
Current assets:
Cash and equivalents	$ 55,633	$ 40,417
Accounts receivable, net of allowance for doubtful accounts of $967 and $1,082	12,597	8,098
Merchandise inventories	74,756	50,681
Prepaid catalog costs	1,869	3,844
Prepaid expenses, deferred taxes and other	13,658	10,648

Total current assets	158,513	113,688
Property and equipment, net	52,165	44,516
Deferred taxes and other assets	3,749	4,318

Total assets	$ 214,427	$ 162,522

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 26,597	$ 16,511
Accrued expenses	14,996	13,334
Accrued compensation	8,614	5,919
Reserve for refunds	12,498	6,009
Deferred revenue	19,113	18,232
Income taxes payable	6,472	381
Current portion of notes payable	—	174

Total current liabilities	88,290	60,560
Notes payable	—	2,033
Other liabilities	8,753	5,826
Commitments and contingencies	—	—

Total liabilities	97,043	68,419

Stockholders' equity:
Preferred stock, $0.01 par value:
Authorized, 3,000,000 shares: Issued and outstanding, none	—	—
Common stock, $0.01 par value:
Authorized, 25,000,000 shares: Issued and outstanding, 12,638,952 and 11,970,684	126	120
Additional paid-in capital	49,950	42,582
Retained earnings	67,308	51,401

Total stockholders' equity	117,384	94,103

Total liabilities and stockholders' equity	$ 214,427	$ 162,522

See notes to financial statements.

Sharper Image Corporation
Statements of operations

	Fiscal year ended January 31,
(dollars in thousands, except per share amounts)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

		as restated (see note L)
Revenues:
Net sales	$ 508,227	$ 383,243	$ 405,498
Delivery	14,090	11,992	13,521
List rental and licensing	977	985	1,704

	523,294	396,220	420,723

Costs and expenses:
Cost of products	230,044	189,551	212,733
Buying and occupancy	48,185	39,901	32,481
Advertising	97,360	68,479	54,634
General, selling and administrative	120,556	96,464	94,150

	496,145	394,395	393,998

Other income (expense):
Interest income	367	702	2,613
Interest expense	(465)	(355)	(330)
Other income	1	99	30
Other expense	(96)	(393)	(299)

	(193)	53	2,014

Earnings before income tax expense and cumulative effect of accounting change	26,956	1,878	28,739
Income tax expense	11,049	751	11,496

Earnings before cumulative effect of accounting change	15,907	1,127	17,243
Cumulative effect of accounting change, net of tax	—	—	(265)

Net earnings	$15,907	$1,127	$16,978

Basic earnings per common equivalent share:
Before cumulative effect of accounting change	$1.29	$0.09	$1.43
Cumulative effect of accounting change	—	—	(.02)

Basic earnings per common equivalent share	$1.29	$0.09	$1.41

Diluted earnings per common equivalent share:
Before cumulative effect of accounting change	$1.21	$0.09	$1.36
Cumulative effect of accounting change	—	—	(.02)

Diluted earnings per common equivalent share	$1.21	$0.09	$1.34

Weighted average shares used in the computation of earnings per common equivalent share:
Basic	12,327,157	11,904,562	12,036,569
Diluted	13,182,050	12,302,852	12,659,265

See notes to financial statements.

Sharper Image Corporation
Statements of stockholders' equity

(dollars in thousands)	Common shares	Stock amount	Additional paid-in capital	Retained earnings	Total

Balance at February 1, 2000	12,016,827	$ 120	$ 43,707	$ 33,296	$ 77,123
Issuance of common stock for stock options exercised (including income tax benefit)	71,084	1	659		660
Repurchase of common stock	(126,000)	(1)	(1,669)		(1,670)
Net earnings (as restated, see note L)				16,978	16,978

Balance at January 31, 2001 (as restated, see note L)	11,961,911	120	42,697	50,274	93,091
Issuance of common stock for stock options exercised (including income tax benefit)	108,773	1	872		873
Repurchase of common stock	(100,000)	(1)	(987)		(988)
Net earnings (as restated, see note L)				1,127	1,127

Balance at January 31, 2002 (as restated, see note L)	11,970,684	120	42,582	51,401	94,103
Issuance of common stock for stock options exercised (including income tax benefit)	668,268	6	7,368		7,374
Net earnings				15,907	15,907

Balance at January 31, 2003	12,638,952	$ 126	$ 49,950	$ 67,308	$ 117,384

See notes to financial statements.

Sharper Image Corporation
Statements of cash flows

	Fiscal year ended January 31,
(in thousands)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

		as restated (see note L)
Cash was provided by (used for) operating activities:
Net earnings	$ 15,907	$ 1,127	$ 16,978
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	15,456	11,560	7,630
Tax benefit from stock option exercises	3,733	209	375
Deferred rent expenses and landlord allowances	279	332	(185)
Deferred income taxes	(2,331)	(123)	1,191
Loss on sale or disposal of equipment	94	395	299
Change in operating assets and liabilities:
Accounts receivable	(4,499)	1,624	(1,840)
Merchandise inventories	(24,075)	11,905	(22,934)
Prepaid catalog costs, prepaid expenses and other	2,577	(24)	(4,686)
Accounts payable, accrued expenses and reserve for refunds	20,932	(13,242)	12,041
Deferred revenue and other liabilities	8,908	(4,609)	8,540

Cash provided by operating activities	36,981	9,154	17,409

Cash was provided by (used for) investing activities:
Property and equipment expenditures	(23,199)	(20,284)	(19,315)
Proceeds from sale of equipment	—	11	—

Cash used for investing activities	(23,199)	(20,273)	(19,315)

Cash was provided by (used for) financing activities:
Proceeds from issuance of common stock, including warrants and stock options exercised	3,641	664	285
Repurchase of common stock	—	(988)	(1,670)
Proceeds from notes payable and revolving credit facility	19,000	15,625	—
Principal payments on notes payable and revolving credit facility	(21,207)	(15,784)	(147)

Cash provided by (used for) financing activities	1,434	(483)	(1,532)

Net increase (decrease) in cash and equivalents	15,216	(11,602)	(3,438)
Cash and equivalents at beginning of period	40,417	52,019	55,457

Cash and equivalents at end of period	$ 55,633	$ 40,417	$ 52,019

Supplemental disclosure of cash paid for:
Interest expense	$ 456	$ 349	$ 362
Income taxes	$ 743	$ 8,991	$ 10,536

See notes to financial statements.

Sharper Image Corporation

Notes to financial statements

Note A—Summary of significant accounting policies

Sharper Image Corporation (the "Company") is a leading specialty retailer that introduces and sells quality, innovative and entertaining products. These products are sold through its retail stores, catalogs (which includes other sources of direct marketing such as single product mailers, television infomercials, radio and newspapers), and over the Internet. The Company also markets to other businesses through its corporate sales and wholesale operations.

Accounting estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's significant accounting judgments and estimates include depreciable lives of long-lived assets, long-lived asset impairment, reserves on inventory and sales return reserve.

Revenue recognition: The Company recognizes revenue at the point of sale at its retail stores and at the time of customer receipt for its catalog and direct marketing sales, including the Internet. The Company recognizes revenue for sales made on a wholesale basis to resellers when the products are shipped, which is the time title passes to the purchaser. The Company records estimated reductions to revenue for customer returns based upon historical return rates. Revenues are recorded net of sale discounts and other rebates and incentives offered to customers. Sales returns and allowances totalled $68.2 million, $51.9 million and $44.3 million for the fiscal years ended January 31, 2003, 2002 and 2001, respectively. Deferred revenue represents merchandise certificates, gift cards and reward cards outstanding and merchandise that is still in the delivery process at the end of the fiscal period.

Cost of products: Cost of products includes total cost of products sold, inventory shrink, letter of credit fees, inventory writedowns, inbound freight costs, costs to refurbish products for resale, inspection costs, cost of customer accommodations and promotions and costs to deliver product to customers.

Buying and occupancy: Buying and occupancy includes salaries for the Company's merchandise buyers, occupancy costs for all store locations and distribution facilities including rent, utilities, real estate taxes, common area maintenance, repairs and maintenance, depreciation on leasehold improvements and fixtures, janitorial services and waste removal.

Advertising costs: Advertising costs are expensed as incurred and amounted to $60.0 million, $35.3 million and $25.4 million for the fiscal years ended January 31, 2003, 2002 and 2001, respectively.

General, selling and administrative: General, selling and administrative includes all costs related to sales associates, including payroll and benefits, all corporate personnel cost, including payroll and benefits, supplies, store signs, credit card fees, third party fees including telemarketing expenses, Internet hosting charges, telephone-related to the corporate offices, toll free phone numbers for catalog and other direct marketing orders, freight charges related to delivery of product from distribution centers to stores and between distribution centers, purchasing and receiving costs, warehouse costs, corporate insurance, depreciation on corporate assets such as computers and distribution center facilities, bad debt expense, check guarantee fees and professional fees. General, selling and administrative also includes costs related to internal distribution of products, including freight charges related to delivery of products from distribution centers to stores and between distribution centers, purchasing and receiving costs, warehouse costs and depreciation on distribution center facilities. Internal distribution costs totaled $17.3 million, $13.3 million and $15.3 million for the fiscal years ended January 31, 2003, 2002 and 2001, respectively.

Start-up activities: All start-up and preopening costs are expensed as incurred.

Prepaid catalog costs: Prepaid catalog costs represent amounts paid for postage and paper inventory to be used in the production and distribution of the Company's catalogs.

Fair value of financial instruments: The carrying value of cash, accounts receivable, accounts payable and notes payable approximates their estimated fair value.

Effects of inflation: The effects of inflation are not material to the Company's financial position and results of operations.

Cash and equivalents: Cash and equivalents represent cash and short-term, highly liquid investments with original maturities of three months or less.

Accounts receivable: Accounts receivable represent amounts due from credit card issuers, corporate marketing incentive customers, wholesale customers, installment plan customers for purchases of a limited number of products, merchandise vendors, and landlords from whom the Company expects to receive amounts due. Receivables from banks related to debit and credit cards are shown in accounts receivable and totaled $2.8 million and $1.4 million at January 31, 2003 and 2002, respectively. The Company records an allowance for credit losses based on estimates of customers' ability to pay. If the financial condition of the Company's customers were to deteriorate, additional allowances may be required.

Merchandise inventories: Merchandise inventories are stated at lower of cost (first-in, first-out method) or market. The Company provides a reserve for estimated obsolescence or unmarketable inventory equal to the difference between the cost of inventory and the estimated market value based upon assumptions about future demand and market conditions.

Property and equipment: Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the various assets which range from three to 10 years for office furniture and equipment and transportation equipment, and 40 years for buildings. Leasehold improvements are amortized using the straight-line method over the lesser of their estimated useful lives or the term of the applicable leases, which range from seven to 18 years.

The Company designs and produces its own proprietary products for sale. External costs incurred for tooling, dies, patents and trademarks are capitalized and amortized over the estimated life of these products, which is generally two years. At January 31, 2003 and 2002, capitalized costs included in furniture, fixtures and equipment and other capitalized costs, net of related amortization, were $2.8 million and $2.6 million, respectively.

Costs incurred in the development of the Internet website and enhancements to the Company's information infrastructure are capitalized once the preliminary project stage is completed, management authorizes and commits to funding a computer software project, and it is probable that the project will be completed and the software will be used to perform the function intended. At January 31, 2003 and 2002, capitalized costs included in furniture, fixtures and equipment and other capitalized costs, net of related amortization, were $5.3 million and $5.6 million, respectively. Costs incurred for training and ongoing maintenance are expensed as incurred.

The Company reviews its long-lived assets, including identifiable intangible assets, whenever events or changes indicate the carrying amount of such assets may not be recoverable. The Company's policy is to review the recoverability of all assets, at a minimum, on an annual basis. Based on the Company's review at January 31, 2003 and 2002, no material adjustments were made to long-lived assets.

Income taxes: Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events then known to management that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, all expected future events then known to management are considered other than changes in the tax law or rates.

Store closure reserves: Prior to January 1, 2003, the Company recorded the estimated costs associated with closing a store during the period in which the store was identified and approved by management under a plan of termination, which included the method of disposition and the expected date of completion. These costs include direct costs to terminate a lease, lease rental payments net of expected sublease income, and the difference between the carrying values and estimated recoverable values of long-lived tangible and intangible assets. Severance and other employee-related costs were recorded in the period in which the closure and related severance packages were communicated to the affected employees.

Effective with the adoption of SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, on January 1, 2003 (see "New Accounting Pronouncements"), the Company recognizes a liability for costs associated with closing a store when the liability is incurred. The present value of expected future lease costs and other closure costs is recorded when the store is closed. Severance and other employee-related costs are recorded in the period in which the closure and related severance packages are communicated to the affected employees. Accretion of the discounted present value of expected future costs is recorded in operations. Store closure reserves are reviewed and adjusted periodically based on changes in estimates.

Accounts payable: Accounts payable represents amounts owed to third parties at the end of the period.

Deferred Rent: When a lease requires fixed escalations of the minimum lease payments, rental expense is recorded on a straight-line basis and the difference between the average rental amount charged to expense and the amount payable under the lease is recorded as deferred rent. At January 31, 2003 and 2002, the balance of deferred rent was $3.6 million and $3.1 million, respectively, and is included in other liabilities.

Stock-based compensation: The Company has one stock-based employee compensation plan, as described in Note G. The Company accounts for stock-based employee compensation using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. No compensation expense is recognized for employee stock options, because it is the Company's practice to grant stock options with an exercise price equal to the market price of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Company had applied the fair value recognition provisions of SFAS No. 123, Accounting for Stock-Based Compensation, to all stock-based employee compensation:

	Fiscal year ended January 31,
(dollars in thousands, except per share amounts)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Net earnings, as reported	$15,907	$1,127	$16,978
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	1,685	1,199	1,188

Pro forma net earnings (loss)	$14,222	$(72)	$15,790

Basic net earnings (loss) per share:
As reported	$1.29	$0.09	$1.41
Pro forma	$1.15	$(0.01)	$1.31
Diluted net earnings (loss) per share:
As reported	$1.21	$0.09	$1.34
Pro forma	$1.08	$(0.01)	$1.25

The Company estimates the fair value of stock option grants using the Black-Scholes option pricing model, with the following weighted average assumptions:

	Fiscal year ended January 31,
	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Dividend yield	—	—	—
Expected volatility	59%	37%	66%
Risk-free interest rate	1.81%	4.09%	6.24%
Expected life (years)	5	5	5

Earnings per share: Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares and dilutive common equivalent shares (stock options) outstanding during the period. The following is a reconciliation of the number of shares used in the Company's basic and diluted earnings per share computations:

	As of fiscal year ended January 31,
	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Basic weighted average number of shares outstanding	12,327,157	11,904,562	12,036,569
Application of treasury stock method on stock options outstanding:
Assumed options exercised due to exercise price being less than average market price, net of assumed stock repurchases	854,893	398,290	622,696

Diluted weighted average number of shares outstanding	13,182,050	12,302,852	12,659,265

The computations of diluted earnings per share in fiscal 2002, 2001 and 2000 exclude options to purchase 51,850, 303,500 and 54,600 common shares, respectively, because their exercise price exceeded the average market price for the period and thus their effect would have been anti-dilutive.

Comprehensive income: Comprehensive income consists of net earnings or loss for the current period and other comprehensive income (income, expenses, gains and losses that currently bypass the income statement and are reported directly as a separate component of equity). Comprehensive income does not differ from net earnings for the Company for the years ended January 31, 2003, 2002 and 2001.

New accounting pronouncements: In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 142, Goodwill and Other Intangible Assets, which became effective for the Company on February 1, 2002. SFAS No. 142 specifies that goodwill and certain intangible assets will no longer be amortized but instead will be subject to periodic impairment testing. The adoption of this standard did not have a material impact on the Company's financial position or results of operations.

In August 2001, the FASB issued SFAS No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets. SFAS No. 144 establishes accounting and reporting standards for the impairment of long-lived assets and for long-lived assets to be disposed of. The Company adopted SFAS No. 144 in the first quarter of fiscal 2002. The initial adoption of SFAS No. 144 did not have a significant impact on the Company's reporting for impairment or disposals of long-lived assets.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force Issue No. 94-3. The Company has adopted the provisions of SFAS No. 146 for restructuring activities initiated after December 31, 2002. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. Under Issue 94-3, a liability for an exit cost was recognized at the date of the Company's commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation—Transition and Disclosure. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition guidance and annual disclosure provisions of SFAS No. 148 are effective for the Company's fiscal year ended January 31, 2003. The interim disclosure provisions are effective for the first quarter of the fiscal year ending January 31, 2004. The Company continues to account for stock-based compensation using the intrinsic value method in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees, as allowed by SFAS No. 123. As a result, the adoption of SFAS No. 148 did not have any impact on the Company's financial results.

In November 2002, the FASB issued Interpretation ("FIN") No. 45, Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. FIN No. 45 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about obligations under certain guarantees that it has issued. It also requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The disclosure requirements of FIN No. 45 are effective for interim and annual periods ending after December 15, 2002, and the initial recognition and measurement requirements are effective prospectively for guarantees issued or modified after December 31, 2002. The initial adoption of FIN No. 45 did not have a material impact on the Company's financial position or results of operations.

In November 2002, the Emerging Issues Tack Force ("EITF") reached a consensus regarding EITF Issue No. 02-16, Accounting by a Customer (including a Reseller) for Certain Consideration Received from a Vendor. Issue No. 02-16 addresses the timing of recognition and classification of consideration received from vendors, including rebates and allowances. Issue No. 02-16 is effective for certain of the Company's vendor rebates and allowances commencing in November 2002 and others in January 2003. The adoption of Issue No. 02-16 did not have a material impact on the Company's financial statements.

Concentrations: The Company obtained approximately 24% and 16% of its purchases from a single supplier in the fiscal years ended January 31, 2003 and 2002.

Reclassification: Certain reclassifications have been made to prior years' financial statements in order to conform with the classifications of the January 31, 2003 financial statements.

Note B—Property and equipment

Property and equipment is summarized as follows:

	As of January 31,
(dollars in thousands)	2003	2002

Leasehold improvements	$33,032	$28,645
Furniture, fixtures and equipment and other capitalized costs	86,240	71,435
Land	53	53
Building	2,874	2,874

	122,199	103,007
Less accumulated depreciation and amortization	70,034	58,491

	$52,165	$44,516

Note C—Other assets

The Company has an agreement under which it will advance the premiums on a split-dollar life insurance policy for its Founder, Chairman and Chief Executive Officer. The Company has an interest in the insurance benefits equal to the amount of the premiums advanced. No premiums are expected to be advanced in the future. As of January 31, 2003 and 2002, $2.1 million and $1.9 million, respectively, are recorded as other long-term assets.

Note D—Revolving loan and notes payable

The Company has a revolving secured credit facility with The CIT Group/Business Credit Inc. (CIT) (formerly Tyco Capital) with an expiration date of September 2004. The credit facility allows the Company borrowings and letters of credit to a maximum of $33 million for the period October 1 through December 31 and up to $20 million for other times of the year based on inventory levels. The credit facility is secured by the Company's inventory, accounts receivable, general intangibles and certain other assets. Borrowings under this facility bear interest at either the prime rate plus a margin of 0% - 0.5% or at LIBOR plus a margin of 1.5% - 2.25% based on the Company's financial performance. The credit facility contains certain financial covenants pertaining to interest coverage ratio and net worth and contains limitations on operating leases, other borrowings, dividend payments and stock repurchases.

The highest amount of direct borrowing under the revolving loan credit facility during fiscal 2002 and 2001 was $8.9 million and $15.6 million, respectively. At January 31, 2003 and 2002, the Company had no amounts outstanding on its revolving credit facility. Letter of credit commitments outstanding under the credit facility at January 31, 2003 and 2002 were $2.1 million and $4.5 million, respectively. The weighted average interest rate incurred on the revolving secured credit facility was 4.75% and 5.50% for fiscal 2002 and 2001, respectively.

In addition, the revolving secured credit facility provides for term loans for capital expenditures ("Term Loans") up to $2.0 million. Amounts borrowed under the Term Loans bear interest at a variable rate of either prime rate plus a margin of 0.5% - 1.0% or at LIBOR plus a margin of 2.5% - 3.0% based on the Company's financial performance. Each Term Loan is to be repaid in 36 equal monthly principal installments. As of January 31, 2003 and 2002, there were no outstanding Term Loans on this facility.

At January 31, 2002, notes payable included a mortgage loan collateralized by the Company's distribution center. This note bears interest at a fixed rate of 8.40%, provides for monthly payments of principal and interest in the amount of $29,367, and was scheduled to mature in January 2011. As of January 31, 2003, the Company paid the remaining balance of this note.

Note E—Income taxes

	Fiscal year ended January 31,
(dollars in thousands)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Current:
Federal	$ 11,422	$ 746	$ 8,797
State	1,958	128	1,508

	13,380	874	10,305
Deferred:
Federal	(1,990)	(105)	1,017
State	(341)	(18)	174

	(2,331)	(123)	1,191

	$11,049	$ 751	$11,496

The difference between the effective income tax rate and the United States federal income tax rate is summarized as follows:

	Fiscal year ended January 31,
	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Federal tax rate	35.0%	35.0%	35.0%
State income tax, less federal benefit	6.0	6.0	6.0
Other	—	(1.0)	(1.0)

Effective tax rate	41.0%	40.0%	40.0%

Deferred taxes result from differences in the recognition of expense for income tax and financial reporting purposes. The principal components of deferred tax assets (liabilities) are as follows:

	As of January 31,
(dollars in thousands)	2003	2002

Current:
Nondeductible reserves	$11,973	$7,027
Deferred catalog costs	(1,131)	(1,465)
State taxes	(2,265)	(1,612)

Current—net	8,577	3,950

Noncurrent:
Deferred rent	1,432	1,245
Depreciation	3,135	3,173
Deductible software costs	(4,314)	(2,671)
Other—net	(967)	(165)

Noncurrent—net	(714)	1,582

Total	$7,863	$5,532

As of January 31, 2003 and 2002, total deferred tax assets were $16.5 million and $11.4 million and total deferred tax liabilities were $8.7 million and $5.9 million.

Note F—Leases

The Company leases retail facilities, offices, and equipment under operating leases for terms expiring at various dates through 2017. Under the terms of certain of the leases, rents are adjusted annually for changes in the consumer price index and increases in property taxes. The aggregate minimum annual lease payments under leases in effect at January 31, 2003, are as follows:

(dollars in thousands)

Fiscal year ending January 31,
2004	$27,215
2005	24,890
2006	23,229
2007	18,485
2008	16,731
Later years	63,144
Total minimum lease commitments	$173,694

Many of the Company's leases contain predetermined fixed escalations of the minimum rentals during the initial term. For these leases, the Company has recognized the related rental expense on a straight-line basis and has recorded the difference between the expense charged to income and amounts payable under the leases as deferred rent, which is included in Other Liabilities. Total minimum rent to be received by the Company from noncancelable sublease agreements through 2005 is approximately $408,800 as of January 31, 2003, which has not been netted against the above amounts.

Some store leases contain renewal options for periods ranging up to five years. Most leases also provide for payment of operating expenses, real estate taxes and for additional rent based on a percentage of sales.

Rental expense for all operating leases was as follows:

	Fiscal year ended January 31,
(dollars in thousands)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Minimum rentals	$25,999	$22,941	$18,124
Percentage rentals and other charges	10,448	8,436	7,300

	$36,447	$31,377	$25,424

Note G—Stockholders' equity

In December 2000, the Board of Directors approved a stock repurchase program, which authorizes the Company to repurchase up to 800,000 shares at a per share price of $20.00 or below. The program expired January 31, 2002. Through January 31, 2002, a total of 206,000 shares were repurchased under this stock repurchase program at an average price of $11.48.

During fiscal 2000, the Company adopted the 2000 Stock Incentive Plan. The Stock Incentive Plan combines the 1985 Stock Option Plan, as amended, and the 1994 Non-Employee Director Stock Option Plan, as amended, into a single comprehensive equity incentive plan. The 2000 Stock Incentive Plan is divided into four separate equity incentive programs and will allow the issuance of non-qualified options to key employees, non-employee Board members and consultants up to an initial aggregate of 3,147,107 shares. An automatic increase of shares available for issuance will occur on the first trading day of each fiscal year, beginning with fiscal 2001, by an amount equal to 3% of the total number of shares of common stock outstanding on the last trading day of the immediately preceding fiscal year. In no event will the annual increase exceed 500,000 shares.

Options issued to key employees and consultants will generally vest over a four- to six-year period from the date of grant and are priced at 100% of the fair market value at the date of the grant. Options issued to non-employee Board members will be immediately exercisable, vest over one year of board service from the date of the grant and are priced at 100% of the fair market value at the date of the grant. Options generally expire 10 years from the date of grant. Any shares purchased under the option plan will be subject to repurchase by the Company at the exercise price paid per share, upon the optionee's cessation of Board service prior to vesting.

The following table reflects the activity under these plans:

	Number of options	Weighted average exercise price

Balance at February 1, 2000	2,105,988	$ 6.96
Granted (weighted average fair value of $8.63)	128,600	13.82
Exercised	(71,084)	4.36
Cancelled	(20,617)	6.77

Balance at January 31, 2001	2,142,887	$ 7.46
Granted (weighted average fair value of $3.13)	800,350	7.96
Exercised	(86,655)	5.00
Cancelled	(82,619)	8.36

Balance at January 31, 2002	2,773,963	$ 7.65
Granted (weighted average fair value of $7.60)	687,650	14.41
Exercised	(665,801)	5.42
Cancelled	(100,441)	10.33

Balance at January 31, 2003	2,695,371	$ 9.83

Exercisable at January 31, 2001	982,430	$ 6.07

Exercisable at January 31, 2002	1,397,869	$ 6.79

Exercisable at January 31, 2003	1,272,707	$ 9.10

Options outstanding				Options exercisable
Range of exercise prices	Number of options outstanding	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options exercisable	Weighted average exercise price

$ 1.16 - $ 1.99	500	1.0	$1.88	500	$1.88
2.00 - 3.99	227,964	5.7	3.79	227,130	3.79
4.00 - 7.99	377,467	8.7	6.73	115,907	6.33
8.00 - 11.99	1,547,790	7.9	9.48	745,670	9.39
12.00 - 23.99	541,650	9.7	15.53	183,500	16.31

$ 1.16 - $ 23.99	2,695,371	8.2	$9.83	1,272,707	$9.10

Note H—401(k) savings plan

The Company maintains a defined contribution, 401(k) Savings Plan, covering all employees who have completed one year of service with at least 1,000 hours and who are at least 21 years of age. The Company makes employer matching contributions at its discretion. Company contributions amounted to $176,000, $172,000 and $196,000 for the fiscal years ended January 31, 2003, 2002 and 2001, respectively.

Note I—Commitments and contingencies

The Company is party to various legal proceedings arising from normal business activities. Management believes that the resolution of these matters will not have a material adverse effect on the Company's financial position or results of operations.

In October 2002 the Company entered into an employment agreement and a Supplemental Executive Retirement Plan ("SERP") with its Chief Executive Officer. The employment agreement provides for certain severance payments in the event of termination. Under the terms of the SERP, the Company is obligated to pay its CEO an annual retirement payment of $500,000 (subject to certain inflationary increases), which may be paid either in the form of an annuity or a lump sum payment at retirement, and to provide continued health benefits for the remainder of his life. The benefits under the SERP vest over the years and become fully vested upon a change in control.

Note J—Segment information

The Company classifies its business interests into three reportable segments: retail stores, catalog and direct marketing, and the Internet. The accounting policies of the segments are the same as those described in the summary of significant accounting policies (Note A). The Company evaluates performance and allocates resources based on operating contribution, which excludes unallocated corporate general and administrative costs and income taxes. The Company's reportable segments are strategic business units that offer the same products and utilize common merchandising, distribution, and marketing functions, as well as common information systems and corporate administration. The Company does not have intersegment sales, but the segments are managed separately because each segment has different channels for selling the products.

Financial information for the Company's business segments is as follows:

	Fiscal year ended January 31,
(dollars in thousands)	2003 (fiscal 2002)	2002 (fiscal 2001)	2001 (fiscal 2000)

Revenues
Stores	$ 296,068	$ 232,146	$ 249,449
Catalog and direct marketing	124,671	90,376	86,579
Internet	69,981	49,828	60,044
Other	32,574	23,870	24,651

Total revenues	$ 523,294	$ 396,220	$ 420,723

Operating contributions
Stores	$ 38,923	$ 24,056	$ 39,998
Catalog and direct marketing	19,628	7,610	14,745
Internet	12,031	8,833	7,460
Unallocated	(43,626)	(38,621)	(33,464)

Earnings before income tax expense and cumulative effect of accounting change	$ 26,956	$ 1,878	$ 28,739

Depreciation and amortization
Stores	$ 6,224	$ 4,782	$ 3,717
Catalog and direct marketing	—	—	—
Internet	3,884	1,845	449
Unallocated	5,348	4,933	3,464

Total depreciation and amortization	$ 15,456	$ 11,560	$ 7,630

Capital asset expenditures
Stores	$ 13,983	$ 12,296	$ 6,333
Catalog and direct marketing	—	—	—
Internet	2,400	2,134	3,550
Unallocated	6,816	5,854	9,432

Total capital asset expenditures	$ 23,199	$ 20,284	$ 19,315

Assets
Stores	$ 35,281	$ 27,613	$ 20,745
Catalog and direct marketing	—	—	—
Internet	3,330	4,825	4,418
Unallocated(1)	175,816	130,084	154,160

Total assets	$ 214,427	$ 162,522	$ 179,323

(1)
Amounts represent assets that are utilized by more than one segment.

Note K—Quarterly financial information (unaudited)

The Company's unaudited results for the first three quarterly periods of fiscal 2002 and each of the quarterly periods in fiscal 2001 have been restated. See the related discussion in note L.

	Three months ended
	April 30, 2002		July 31, 2002
(dollars in thousands, except per share amounts)	As previously reported	As restated	As previously reported	As restated

Revenues	$92,836	$94,086	$102,408	$102,408
Expenses
Cost of products	39,165	39,695	45,272	45,272
Buying and occupancy(3)	10,989	10,989	11,408	11,408
Advertising	20,193	20,193	21,137	21,137
General, selling and administrative(3)	23,013	23,040	25,674	25,656
Other income (expense)	84	84	19	19
Earnings (loss) before income tax expense (benefit)	(440)	253	(1,064)	(1,046)
Income tax expense (benefit)	(180)	104	(436)	(429)
Net earnings (loss)	$(260)	$149	$(628)	$(617)
Net earnings (loss) per share—Basic(1)	$(.02)	$.01	$(.05)	$(.05)
Diluted(2)	$(.02)	$.01	$(.05)	$(.05)

	Three months ended
	October 31, 2002		January 31, 2003
(dollars in thousands, except per share amounts)	As previously reported	As restated

Revenues	$106,109	$106,109	$220,691
Expenses
Cost of products	48,218	48,218	96,859
Buying and occupancy(3)	11,813	11,813	13,975
Advertising	20,027	20,027	36,003
General, selling and administrative(3)	26,813	26,832	45,028
Other income (expense)	(73)	(73)	(223)
Earnings (loss) before income tax expense benefit	(835)	(854)	28,603
Income tax expense benefit	(342)	(350)	11,724
Net earnings (loss)	$(493)	$(504)	$16,879
Net earnings (loss) per share—Basic(1)	$(.04)	$(.04)	$1.34
Diluted(2)	$(.04)	$(.04)	$1.26

	Three months ended
	April 30, 2001		July 31, 2001
(dollars in thousands, except per share amounts)	As previously reported	As restated	As previously reported	As restated

Revenues	$69,759	$68,687	$82,797	$83,453
Expenses
Cost of products	33,231	32,859	39,634	39,927
Buying and occupancy(3)	8,883	8,883	9,416	9,416
Advertising	12,867	12,867	17,580	17,580
General, selling and administrative(3)	19,778	19,861	22,378	22,460
Other income (expense)	406	406	54	54
Loss before income tax benefit	(4,594)	(5,377)	(6,157)	(5,876)
Income tax expense (benefit)	(1,838)	(2,151)	(2,463)	(2,351)
Net loss	$(2,756)	$(3,226)	$(3,694)	$(3,525)
Net loss per share—Basic(1)	$(0.23)	$(0.27)	$(0.31)	$(0.30)
Diluted(2)	$(0.23)	$(0.27)	$(0.31)	$(0.30)

	Three months ended
	October 31, 2001		January 31, 2002
(dollars in thousands, except per share amounts)	As previously reported	As restated	As previously reported	As restated

Revenues	$77,004	$75,891	$166,639	$168,189
Expenses
Cost of products	38,084	37,498	78,505	79,267
Buying and occupancy(3)	10,392	10,392	11,210	11,210
Advertising	12,667	12,667	25,365	25,365
General, selling and administrative(3)	21,868	21,895	32,234	32,248
Other income (expense)	(351)	(351)	(56)	(56)
Loss before income tax expense (benefit)	(6,358)	(6,912)	19,269	20,043
Income tax expense (benefit)	(2,543)	(2,765)	7,708	8,018
Net earnings (loss)	$(3,815)	$(4,147)	$11,561	$12,025
Net earnings (loss) per share—Basic(1)	$(0.32)	$(0.35)	$0.97	$1.01
Diluted(2)	$(0.32)	$(0.35)	$0.92	$0.98

(1)
Basic earnings per share is calculated for interim periods including the effect of stock options exercised in prior interim periods. Basic earnings per share for the fiscal year is calculated using weighted shares outstanding based on the date stock options were exercised. Therefore, basic earnings per share for the cumulative four quarters may not equal fiscal year basic earnings per share.
(2)
Diluted net earnings per share for the fiscal year and for quarters with net earnings are computed based on weighted average common shares outstanding which include common stock equivalents (stock options). Net loss per share for quarters with net losses is computed based solely on weighted average common shares outstanding. Therefore, the net earnings (loss) per share for each quarter do not sum up to the earnings per share for the full fiscal year.
(3)
Buying and occupancy and general, selling and administrative expenses for the first three quarters of fiscal 2002 and the four quarters of fiscal 2001 include a reclassification of certain expenses.

Note L—Restatement

Subsequent to the issuance of the Company's financial statements as of and for the year ended January 31, 2002, the Company's management determined that three errors existed in previously issued financial statements. First, for its sales on direct marketing shipments, revenues were adjusted to reflect the adoption of SAB 101, Revenue Recognition in Financial Statements, in the first quarter of fiscal 2000. As such, revenues were adjusted to reflect recognition at the time of customer receipt versus time of shipment. The adoption of SAB 101 resulted in a cumulative effect adjustment of $265,000 as of February 1, 2000. Second, costs paid for package design costs, which had been capitalized and recognized over a two-year period, were corrected to be expensed as incurred. Finally, the method for calculating diluted weighted average shares outstanding in the earnings per share calculation was corrected to include the reduction in shares outstanding resulting from the anticipated repurchases of stock using proceeds of future income tax benefits associated with unexercised stock options. As a result, the accompanying financial statements have been restated from the amounts previously reported. A summary of the effects of the restatement is as follows:

	As of January 31, 2002		As of January 31, 2001
(dollars in thousands)	As previously reported	As restated	As previously reported	As restated

Merchandise inventories	$50,151	$50,681	$61,959	$62,586
Property and equipment, net	44,862	44,516	36,474	36,334
Deferred revenue	16,982	18,232	12,440	13,711
Income taxes payable	807	381	10,711	10,398
Retained earnings	52,041	51,401	50,745	50,274
Total stockholders' equity	94,743	94,103	93,562	93,091

	Fiscal year ended January 31, 2002		Fiscal year ended January 31, 2001
(dollars in thousands, except per share amounts)	As previously reported	As restated	As previously reported	As restated

Revenues	$396,199	$396,220	$421,136	$420,723
Cost of products	189,454	189,551	212,943	212,733
General, selling and administrative	96,258	96,464	94,010	94,150
Earnings before income tax and cumulative effect of accounting change	2,160	1,878	29,082	28,739
Income taxes	864	751	11,633	11,496
Earnings before cumulative effect of accounting change	1,296	1,127	17,449	17,243
Cumulative effect of accounting change, net of tax	—	—	—	(265)
Net earnings	$1,296	$1,127	$17,449	$16,978
Earnings per common share
Basic earnings per common equivalent share:
Before cumulative effect of accounting change	$0.11	$0.09	$1.45	$1.43
Cumulative effect of accounting change	—	—	—	(0.02)

Basic earnings per common equivalent share	$0.11	$0.09	$1.45	$1.41

Diluted earnings per common equivalent share:
Before cumulative effect of accounting change	$0.10	$0.09	$1.33	$1.36
Cumulative effect of accounting change	—	—	—	(0.02)

Diluted earnings per common equivalent share	$0.10	$0.09	$1.33	$1.34

(1)
Basic earnings per share is calculated for interim periods including the effect of stock options exercised in prior interim periods. Basic earnings per share for the fiscal year is calculated using weighted shares outstanding based on the date stock options were exercised. Therefore, basic earnings per share for the cumulative four quarters may not equal fiscal year basic earnings per share.

(2)
Diluted net earnings per share for the fiscal year and for quarters with net earnings are computed based on weighted average common shares outstanding which include common stock equivalents (stock options). Net loss per share for quarters with net losses is computed based solely on weighted average common shares outstanding. Therefore, the net earnings (loss) per share for each quarter do not sum up to the earnings per share for the full fiscal year.

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  EXHIBIT 99.1
Independent Auditors' Report
Sharper Image Corporation Balance sheets
Sharper Image Corporation Statements of operations
Sharper Image Corporation Statements of stockholders' equity
Sharper Image Corporation Statements of cash flows
Sharper Image Corporation Notes to financial statements